Exhibit 99.1

Zoom Files Proxy In Connection With Acquisition Of China-based Company

Boston, MA, August 6, 2009 - Zoom Technologies, Inc. (Nasdaq: ZOOM) announced that today it has filed its definitive proxy statement with the SEC in connection with the previously announced acquisition of Gold Lion, a China-based vertically integrated manufacturer of mobile phones and other mobile communications devices; and that it has concurrently filed a Form 10 information statement in connection with the associated spinoff of its Zoom Telephonics operations.  On approximately August 12 Zoom will mail these materials to its shareholders in connection with Zoom management’s request for shareholder approval of the Gold Lion transaction.

The proxy describes the Gold Lion acquisition plan and provides financial statements relating to the transaction.  The proxy requests that Zoom’s shareholders vote on 3 motions including approval of the acquisition.  If the acquisition is approved, Zoom’s shareholders as of the close of business the day before the closing of the acquisition would have shares in 2 publicly traded companies, one a vertically integrated China-based manufacturer of mobile phones and other mobile communications devices, and the second the spun-off US operating company, Zoom Telephonics.  Zoom Telephonics would retain almost all of Zoom’s assets, liabilities, and current operations.

The China-based company, which is to be named Leimone United, Inc., had revenues of approximately $80.6 million in 2008 and net income of approximately $2.8 million.  Q1 2009 revenue was $28.8 million, with $0.9 million net income. If the acquisition is approved, Leimone United will own a 100% interest in the holding company Gold Lion, a 100% interest in JS Leimone, which holds a 51.03% interest in TCB Digital, and a 100% interest in Profit Harvest.  TCB Digital and JS Leimone primarily design, develop, and manufacture mobile phones and other mobile communication devices; and Profit Harvest primarily exports these and other products.  If the Gold Lion acquisition is approved, Zoom’s shareholders as of the record date would own 30.67% of this company assuming the company stays on NASDAQ, and 24.32% if the company does not stay on NASDAQ.  After the initial closing, another 29% of TCB Digital may be exchanged for additional Zoom shares, which would reduce the Zoom shareholders stake in the company to 22% assuming the company stays on NASDAQ, and 17% if the company does not stay on NASDAQ.  Staying on NASDAQ will require the combined company to meet NASDAQ’s initial listing requirements, which depends on a number of factors, including meeting NASDAQ’s $4 share price requirement.

 “Zoom’s management fully supports this transaction,” said Frank Manning, Zoom’s President and CEO.  “It gives Zoom’s shareholders a substantial stake in a growing China-based company in the fastest-growing mobile phone market in the world.  In addition, it lets Zoom’s shareholders retain ownership of our operating company, Zoom Telephonics, and its assets, liabilities, and operations.  ”

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About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston. For more information about Zoom and its products, please see www.zoom.com.

Forward Looking Statements

This release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this release regarding Gold Lion, TCB Digital, JS Leimone and Profit Harvest (collectively, the “Gold Lion Group”) or Zoom’s strategy, future operations, future financial position, prospects, plans and objectives of management, as well as statements, other than statements of historical facts, regarding Zoom’s or the Gold Lion Group’s industry, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The parties may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and investors should not place undue reliance on the forward-looking statements, including statements regarding the ability of Zoom to obtain shareholder approval of the Gold Lion acquisition, and the future success of the combined company. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements made by the parties. Important factors that could cause actual results or events to differ materially from the forward-looking statements, include among others: the ability of Zoom and the Gold Lion Group to satisfy the conditions to closing of the proposed acquisition; changing principles of generally accepted accounting principles; outcomes of government reviews, inquiries, investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which Zoom or the Gold Lion Group is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition; the time to develop and market new products; general economic conditions; geopolitical events and regulatory changes. Further, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments made by the combined company. These forward-looking statements inherently involve certain risks and uncertainties, some of which are detailed in Zoom’s proxy statement, its Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Neither Zoom nor Gold Lion Group assumes any obligation to update any forward-looking statements.

Additional Information

Zoom has filed with the SEC a definitive proxy statement on Schedule 14A in connection with the proposed acquisition.

Stockholders of Zoom and other interested persons are advised to read Zoom’s definitive proxy statement in connection with the solicitation of proxies for the special meeting because such proxy statement will contain important information.

The definitive proxy statement will be mailed to stockholders on approximately August 12, 2009. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, once available, at www.zoom.com/sec, the SEC’s website or by directing a request to Zoom at 207 South Street, Boston, MA 02111, telephone: (617) 753-0897.

The definitive proxy statement and Zoom’s Form 10-K filed March 12, 2009 include a description of the security holdings of Zoom’s officers and directors, and their respective interests in the successful consummation of the Gold Lion acquisition.

Zoom and its officers and directors may be deemed to have participated in the solicitation of proxies from Zoom’s stockholders in favor of the approval of the transaction. Each of Zoom’s officers and directors is also a common stockholder or an owner of options to purchase Zoom common stock. Further information concerning Zoom’s directors and executive officers is set forth in the publicly filed documents of Zoom. Stockholders may obtain more detailed information regarding the direct and indirect interests of Zoom and its directors and executive officers in the transaction by reading the definitive proxy statement filed with the SEC, as well as any supplemental proxy materials that may be filed with the SEC in the future.